Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-288117 on Form S-4, as amended by post-effective amendment on Form S-8, and Registration Statement No. 333-233292 on Form S-8 of Eastern Bankshares, Inc. of our report dated March 6, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of HarborOne Bancorp, Inc. for the year ended December 31, 2024, which Annual Report is an exhibit to the Form 8-K/A of Eastern Bankshares, Inc. dated January 9, 2026 filed with the Securities and Exchange Commission.

/s/ Crowe LLP

New York, New York
January 9, 2026